As filed with the Securities and Exchange Commission on May 17, 2007.

Registration No. 333-100411

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANS WORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	13-3738518
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

545 Fifth Avenue, Suite 940
New York, New York 10017
(Address of Principal Executive Offices)

1998 Stock Option Plan

1999 Non-Employee Director Stock Option Plan

(Full title of the plan)

RAMI S. RAMADAN

President, Chief Executive Officer and Chief Financial Officer

Trans World Corporation

545 Fifth Avenue, Suite 940

New York, New York 10017

(Name and address of agent for service)

(212) 983-3355

(Telephone number, including area code, of agent for service)

with a copy to:

Timothy B. Matz

Jeffrey A. Koeppel

Elias Matz Tiernan & Herrick L.L.P.

734 15th Street, N.W.

12th Floor

Washington, D.C. 20005

(202) 347-0300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share	4,500,000	(2)	$0.12	(3)	$540,000	(3)	$49.68
Common Stock, $0.001 par value per share	711,000	(4)	0.34	(5)	241,740	(5)	$22.24
Total	5,211,000				$781,670		$71.92	(6)

(1)             Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock, par value $0.001 per share (“Common Stock”), of Trans World Corporation (“TWC” or the “Company”) reserved for issuance pursuant to the 1998 Stock Option Plan (the “1998 Plan”) and the 1999 Non-Employee Director Stock Option Plan (the “1999 Director Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2)             Represents 4,000,000 shares of Common Stock reserved for issuance pursuant to the 1998 Stock Option Plan for which options have not been granted and 500,000 shares of Common Stock reserved for issuance pursuant of the 1999 Director’s Plan, also for which options have not been granted.

(3)             Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock of the Company on October 7, 2002 on the Over-the-Counter Bulletin Board, which was $0.12.

(4)             Represents 610,000 shares reserved for issuance pursuant to the 1998 Plan and 101,000 shares reserved for issuance pursuant to the 1999 Director’s Plan for which options to purchase common stock have been granted under the Plan.

(5)             Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the granted options to purchase shares of Common Stock.

(6)             Previously paid upon the original filing on October 8, 2002.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

EXPLANATORY NOTE

Pursuant to Instruction E of Form S-8, this post-effective amendment to the registration statement on Form S-8 (SEC File No. 333-100411) is being filed by Trans World Corporation (the “Registrant”) to deregister 10,800 shares of Common Stock reserved for issuance pursuant to the 1998 Plan and to deregister 365 shares of Common Stock reserved for issuance under the 1999 Director Plan.  As of the date of this post-effective amendment, 10,800 shares under the 1998 Plan and 365 shares under the 1999 Director Plan remain subject to be granted but unexercised options under each respective Plan.

At the 2005 Annual Meeting of Stockholders held on June 27, 2005, the stockholders of the Registrant approved the Registrant’s 2004 Equity Incentive Plan (the “2004 Plan”).  At that time, the Registrant terminated all further offerings of its Common Stock under the 1998 Plan and the 1999 Director Plan, leaving 10,800 ungranted shares under the 1998 Plan and 365 ungranted shares under the 1999 Plan.  Those ungranted shares were, at that time, carried forward to the 2004 Plan.  A new Form S-8 for the 2004 Plan is being filed with the Securities and Exchange Commission concurrently herewith to register all shares of Common Stock to be issued thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of May, 2007.

TRANS WORLD CORPORATION

By:	/s/ Rami S. Ramadan
Rami S. Ramadan
President, Chief Executive Officer and Chief Financial Officer

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